Exhibit 99.1
949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500

Pacific Mercantile Bancorp Appoints Anne McCallion to Board of Directors
COSTA MESA, Calif., September 21, 2020 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC, the “Company”), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today announced the appointment of Anne McCallion to the board of directors of both Pacific Mercantile Bancorp and Pacific Mercantile Bank.
Ms. McCallion has nearly 30 years of experience in the financial services industry, with a focus in the areas of finance and operations. Ms. McCallion has served on the board of PennyMac Financial Services, Inc. (NYSE: PFSI, “PennyMac”) since 2018. She served as PennyMac’s Chief Enterprise Operations Officer from 2017 to 2019 and prior to that served as its Chief Financial Officer from 2009 to 2016, holding similar positions at PennyMac Mortgage Investment Trust, (NYSE:PMT). Prior to joining PennyMac, Ms. McCallion served for over 17 years at Bank of America/Countrywide Financial (“BofA”) where she held various finance and operations positions.
“We are very pleased to add Anne to our Board of Directors,” said Denis Kalscheur, Chairman of the Board of the Company and the Bank. “Anne’s career as a public company executive and board member includes a strong financial and operational background within the financial services industry. We believe her expertise and perspective will be beneficial to our Bank’s continuing efforts to create long-term shareholder value.”
Ms. McCallion said, “Pacific Mercantile has built a commercial bank that is focused on helping Southern California midsized businesses succeed through their consultative approach with their clients. I look forward to working with the management team and my fellow directors to continue advancing their commercial banking initiatives.”
Prior to her tenure at BofA, Ms. McCallion was an audit senior manager with Deloitte & Touche, and prior to that had been on the technical staff of the Financial Accounting Standards Board. A Certified Public Accountant (Inactive), Ms. McCallion received her Master in Business Administration from Ashland University and received her Bachelor in Science degree with an emphasis in Accounting from Gannon University.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Exhibit 99.1
Forward-Looking Information

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans, including the credit exposure of certain loan products and other components of our business that could be impacted by the COVID-19 pandemic. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.

In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: deteriorating economic conditions and macroeconomic factors such as unemployment rates and the volume of bankruptcies, as well as changes in monetary, fiscal or tax policy to address the impact of COVID-19, any of which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2019 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information is set forth in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020, which is on file with the SEC, and readers of this release are urged to review the additional information that will be contained in that report.

Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

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